                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934, SECTION 17(a) OF THE
                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

---------------------------------               -------------------------------
                                                OMB APPROVAL
                                                -------------------------------
                                                OMB Number: 3235-0104
                                                -------------------------------
         FORM 3                                  Expires: October 31, 2001
                                                -------------------------------
                                                Estimated average burden
                                                hours per response...0.5
---------------------------------               -------------------------------

------------------------------------------ ------------------------- ---------------------------------------------------------------
1.     Name and Address of Reporting       2. Date of Event          4. Issuer Name and Ticker or Trading Symbol
       Person*                                Requiring Statement
                                              (Month/Day/Year)                THE MEXICO FUND, INC. (MXF)
          LAXEY PARTNERS LIMITED
                                                  06/21/2002

-------------- -------------- -----------
    (Last)       (First)       (Middle)
STANLEY HOUSE
7-9 MARKET HILL
------------------------------------------ ------------------------- ---------------------------------------- ----------------------
            (Street)                       3. I.R.S.                 5. Relationship of Reporting Person (s)  6. If Amendment, Date
                                              Identification            to Issuer                                of Original
                                              Number of Reporting       (Check all applicable)                   (Month/Day/Year)
                                              Person, if an entity       Director        X  10% Owner
                                                                     ----               ---
                                              (voluntary)                 Officer (give     Other
                                                                     ----               ---
                                                                     title below)           (specify
                                                                                             below)
DOUGLAS   ISLE OF MAN   IM1 2BF
-------- ------------- ----------                                             --------------------            ---------------------
 (City)       (State)   (Zip)                                                                                 7. Individual or
                                                                                                                 Joint/Group Filing
                                                                                                                 (Check Applicable
                                                                                                                  Line)
                                                                                                                     Form filed by
                                                                                                                  -- One Reporting
                                                                                                                  Person
                                                                                                                  X  Form filed by
                                                                                                                  -- More than One
                                                                                                                  Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.   Title of Security         2.  Amount of Securities                   3.  Ownership Form: Direct        4.  Nature of Indirect
     (Instr. 4)                    Beneficially Owned                         (D) or Indirect (I)               Beneficial
                                   (Instr. 4)                                 (Instr. 5)                        Ownership
                                                                                                                (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                     1,123,400                (*)   (1)                         (5), (6), (7)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                     1,035,460                (*)   (2)                         (5), (6), (7)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                           150                (*)   (3)                         (6), (7)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                        92,640                (*)  I                            (4), (6), (7)
------------------------------ ---------------------------- ------------- --------------------------------- ------------------------
Common Stock                                     2,251,650                (*)  I                            (6),  (7), (8)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of     2.  Date Exer -cisable   3.  Title and Amount of       4.Conver-      5. Ownership Form     6. Nature of Indirect
    Derivative       and Expiration           Securities Underlying        sion or        of Derivative         Beneficial Ownership
    Security         Date                     Derivative Security          Exercise       Securities:           (Instr. 5)
    (Instr. 4)       (Month/Day/Year)         (Instr. 4)                   Price of       Direct (D) or
                                                                           Deri-          Indirect (I)
                                                                           vative         (Instr. 5)
                                                                           Security
                 ----------- ------------ -------------- --------------
                 Date Exer-  Expiration        Title       Amount or
                 cisable     Date                          Number of
                                                             Shares
------------------------------------------------------------------------------------------------------------------------------------
none
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. Explanation of Responses:
(*)This statement is being filed jointly by (i) Laxey Partners Limited, an Isle of Man company ("Laxey"), (ii) The Value Catalyst Fund Limited, a Cayman Islands company ("Catalyst"), (iii) Laxey Investors Limited, a British Virgin Islands company ("LIL"), (iv) Colin Kingsnorth, a British citizen ("Kingsnorth") and (v) Andrew Pegge, a British citizen ("Pegge"). Laxey together with Catalyst, LIL, Kingsnorth and Pegge may be deemed to constitute a "group" for purposes of
Section 13(d) promulgated under the Exchange Act.

(1) These shares are owned directly by Catalyst and indirectly by Laxey, Pegge and Kingsnorth. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(2) These shares are owned directly by LIL and indirectly by Laxey, Pegge and Kingsnorth. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(3) These shares are owned directly by Laxey and indirectly by Pegge and Kingsnorth. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(4) These shares are owned indirectly by Laxey as the investment manager of various third party discretionary accounts managed for unaffiliated third parties. No other member of the "group" has a pecuniary interest in such shares under current Exchange Act rules and regulations.

(5) These shares are owned indirectly by Laxey, as the investment manager for each of Catalyst and LIL, subject to the overall control of the directors of each of these entities and the general partner, as applicable.

(6) These shares are owned indirectly by Messr. Kingsnorth pursuant to Kingsnorth's ownership interest of one half of the outstanding equity of Laxey.

(7) These shares are owned indirectly by Messr. Pegge pursuant to Pegge's ownership interest of one half of the outstanding equity of Laxey.

(8) These shares are owned indirectly by Laxey, as the investment manager for each of Catalyst and LIL, subject to the overall control of the directors of each of these entities and the general partner, as applicable, and as the investment manager of various third party discretionary accounts managed for unaffiliated third parties.

             /s/ Andrew Pegge                           June 28, 2002
     --------------------------------          ---------------------------------
     ** Signature of Reporting Person                        Date


     * If the form is filed by more than one reporting person, see Instruction 5(b)(v).


     ** Intentional misstatements or omissions of facts constitute Federal
        Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). Note:
        File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


                                Page 2 of 7 pages

                             JOINT FILER INFORMATION



Name:                                     Laxey Partners Limited

Address:                                  Stanley House
                                          7-9 Market Hill
                                          Douglas
                                          Isle of Man IM1 2BF

Designated Filer:                         Laxey Partners Limited

Issuer and Ticker Symbol:                 The Mexico Fund, Inc. (MXF)

Date of Event Requiring Statement:        June 21, 2002


Signature:                                By: /s/Andrew Pegge
                                              ------------------------
                                              Andrew Pegge
                                              Director



                                Page 3 of 7 pages

                             JOINT FILER INFORMATION



Name:                                     The Value Catalyst Fund Limited

Address:                                  P.O. Box 309
                                          Ugland House
                                          South Church Street
                                          Georgetown, Grand Cayman
                                          Cayman Islands, British West Indies

Designated Filer:                         Laxey Partners Limited

Issuer and Ticker Symbol:                 The Mexico Fund, Inc. (MXF)

Date of Event Requiring Statement:        June 21, 2002


Signature:                                By: /s/ James McCarthy
                                              --------------------------
                                              James McCarthy
                                              Chairman


                                Page 4 of 7 pages

                             JOINT FILER INFORMATION



Name:                                 Laxey Investors Limited

Address:                              Akara Building
                                      24 DeCastro Street
                                      Wickhams Cay I
                                      Road Town, Tortola, British Virgin Islands
Designated Filer:                     Laxey Partners Limited

Issuer and Ticker Symbol:             The Mexico Fund, Inc. (MXF)

Date of Event Requiring Statement:    June 21, 2002


Signature:                            By: /s/ Andrew Pegge
                                          ------------------------
                                          Andrew Pegge
                                          Director


                                Page 5 of 7 pages

                             JOINT FILER INFORMATION


Name:                                     Colin Kingsnorth

Address:                                  Stanley House
                                          7-9 Market Hill
                                          Douglas
                                          Isle of Man IM1 2BF
Designated Filer:                         Laxey Partners Limited

Issuer and Ticker Symbol:                 The Mexico Fund, Inc. (MXF)

Date of Event Requiring Statement:        June 21, 2002


Signature:                                By: /s/ Colin Kingsnorth
                                              -------------------------
                                              Colin Kingsnorth


                                Page 6 of 7 pages

                             JOINT FILER INFORMATION


Name:                                     Andrew Pegge

Address:                                  Stanley House
                                          7-9 Market Hill
                                          Douglas
                                          Isle of Man IM1 2BF
Designated Filer:                         Laxey Partners Limited

Issuer and Ticker Symbol:                 The Mexico Fund, Inc. (MXF)

Date of Event Requiring Statement:        June 21, 2002


Signature:                                By: /s/ Andrew Pegge
                                              ------------------------
                                              Andrew Pegge



                                Page 7 of 7 pages